Exhibit 99.1

China Education Alliance, Inc. Announces
Strong Fourth Quarter and Fiscal Year 2007 Results

Harbin, China, April 1, 2008 /Xinhua-PRNewswire-FirstCall/ -- China Education Alliance, Inc. (OTC Bulletin Board: CEUA - News; ''China Education Alliance'' or ''the Company''), a leading distributor of educational resources, offering high-quality programs and training both through online networks and an on-site training center in China, today reported strong financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Highlights

● Total Revenue increased 90% year over year to $4.8 million
● Gross profit rose 113.8% to $4.0 million or 82.6% of sales, compared to 73.4% of sales in the fourth quarter of 2006
● Operating income totaled $1.1 million, versus an operating loss of $0.5 million in the fourth quarter of 2006
● Net loss was $1.4 million, versus net loss of $0.6 million in the fourth quarter of 2006
● Non-GAAP net income grew to record $1.9 million, or $0.08 per fully diluted share

Full Year 2007 Highlights
● Total revenue increased 108.1% in 2007 to $17.3 million
● Gross profit increased 139.3% to $13.8 million; gross margin was 79.6% versus 69.2% in year 2006
● Operating income increased 131% in 2007 to $6.3 million
● Net income was $3.1 million, or $0.14 per fully diluted earning per share
● Non-GAAP net income grew 151% to $6.9 million, or $0.31 per fully diluted earning per share
● Completed a one-for-three reverse stock split went effective on October 12
● In January 2008, signed a series of strategic collaboration agreements with 35 domestic institutions in Beijing

Fourth Quarter 2007 Results

Revenue in the fourth quarter increased to $4.8 million, up 90% from $2.5 million in the prior year, primarily driven by strong growth of both the online education and training center businesses. Advertising income is included in online education revenue and its growth is the result of the increased awareness of the Company’s website, which resulted in more viewers going to the website. Online education represented 76.4% of total revenue for the fourth quarter of 2007 versus 86.5% in the same period in prior year, while the training center business generated the remaining 23.6% of total revenue for the fourth quarter of 2007 versus 13.5% in the fourth quarter last year.

“Both our online education and training center businesses have experienced rapid growth during the fourth quarter of 2007; the training center business generated particularly dramatic growth due to our rapid expansion of our vocational education business,” commented Mr. Xiqun Yu, Chairman and CEO of China Education Alliance. “The strong growth of our online education business was mainly driven by our success in replicating our online business model to other provinces from our dominant position in Heilongjiang province.”

Online education revenue was $3.7 million in the quarter, up 67.8% from $2.2 million in the fourth quarter of 2006, reflecting the strong demand for our education materials downloadable through the Internet. Training center revenue for the fourth quarter was $1.1 million, up 232.2% from $341,249 in the fourth quarter last year, mainly driven by more extensive face-to-face tutoring courses for middle and high school students, as well as strong demand for our on-site vocational education services.

Overall cost of sales increased 24.5% to $837,004 in the fourth quarter of 2007, compared to $672,493 in the same period of 2006. Gross profit increased to $4.0 million in the fourth quarter, up 113.8% from $1.9 million in the same quarter of 2006. Gross margin for the quarter was a record 82.6%, as compared to 73.4% in the same quarter a year ago. The improved gross margin was due to the fact that online education costs are somewhat fixed and margins increase with volume, advertising revenue increased and there were no substantial costs associated with it, as well as decreased payments to lecturers for the training center business. The online education gross margin increased to 85.3% in fourth quarter of 2007 from 75.7% in the same period of 2006. The training center gross margin increased to 73.6% for the three months ended December 31, 2007 from 58.4% in the same period of last year.

Selling expenses increased 90.1% to $1.8 million, compared to $939,233 in the fourth quarter of 2006, due to increased expenses to build the marketing team and higher debit card agency expenses. General and administrative (“G&A”) expenses were $0.9 million, down from $1.3 million in the fourth quarter of 2006, primarily due to a decline in bonuses paid in the fourth quarter of 2007 compared to the prior year. As a percentage of revenue, G&A expenses decreased to 19% in the fourth quarter, down from 52.8% in the same period of last year.

Operating income in the fourth quarter increased to $1.1 million, from $(453,231) in the same period a year ago. Operating margin was 23.4% in the fourth quarter of 2007.

Net loss for the fourth quarter was $1.4 million, due to $3.5 million in non-cash charges related to the Company’s convertible notes and warrants as well as $0.3 million in non-cash liquidation damages related to the May 2007 private placement financing, compared to a loss of $554,409 in the year earlier period. Adjusting for non-cash expenses, fourth quarter of 2007 non-GAAP net income was $1.9 million, or $0.08 per fully diluted share.

Full Year 2007 Financial Results

For the full year 2007, total revenue was $17.3 million, up 108.1% from the prior year. Online education revenue was $13.6 million, up 105.8% from $6.6 million and represented 78.6% of total revenue. The training center business contributed 21.4% of revenue or $3.7 million, up 117.1% from $1.7 million in the full year of 2006. Gross profit for the full year of 2007 was $13.8 million, up 139.3% from gross profit of $5.8 million in the comparable period a year ago. Gross margin was 79.6% compared to 69.2% for the full year of 2007 and 2006, respectively. Income from operations was $6.3 million, up 131% from $2.7 million in the full year of 2006. Net income for the full year 2007 was $3.1 million, or $0.14 per fully diluted share, compared to $2.6 million, or $0.14 per fully diluted share, in 2006. Non-GAAP net income in 2007 was $6.9 million, or $0.31 per fully diluted share, up 151.4% from non-GAAP net income of $2.7 million, or $0.14 per fully diluted share in 2006.

Financial Condition

As of December 31, 2007, China Education Alliance had $11.8 million in cash and cash equivalents, $11.8 million in working capital, and no long-term debt. Shareholders’ equity was $18.6 million up from $7.2 million at December 31, 2006. The company generated $8.8 million in cash flow from operating activities in the full year of 2007.

Financial Guidance for 2008

China Education Alliance has targeted revenue for 2008 to be approximately $23.0 million, net income to be in the range of $8.5 to $11.0 million and earnings per share of $0.32 to $0.41, which excludes the impact of any potential future acquisitions the company may make in 2008. Additionally, the forecasted earnings per share is calculated using fully diluted shares of 27.5 million, which assumes conversion of all outstanding preferred stock and warrants. The Company’s guidance reflects its expectations for continued strong demand for its online materials and educational services, as well as contributions from recent strategic collaborations and initiatives in its vocational education segment.

Business Outlook

China Education Alliance is now replicating its core online business model from its dominant market position in Heilongjiang to other provinces, by broadening its online product offering through introducing new, downloadable modules, as well as expanding and optimizing its new online gaming platform. Approximately 1.9 million learning debit cards were sold during the fiscal year ended December 31, 2007.

The Company also provides an on-site exam-oriented tutoring business that provides face-to-face exam-oriented tutorship and network video technology courseware resources to middle and high school students, mainly based at the Heilongjiang Zhonghe Education Centre. The Company continues to look for ways to execute its on-site tutoring business expansion plans, to further supplement the online education business.

The vocational education business includes on-site vocational skill training programs for various industries, national standard vocational certification training and exam-oriented courses, as well as career development for graduates. The vocational business segment is expected to accelerate in year 2008 due to more vocational training programs by collaborating or acquiring educational institutions and acting as the official operator of the National Association of Vocational Education of China’s (NAVEC) Education Examination Center. The Company signed a series of strategic collaboration agreements with thirty-five domestic education institutions in Beijing in January that cover subjects including remote education, IT training, vocational qualification education and foreign language. The Company began operating NAVEC’s Education Examination Center, which has access to the resources of 30,000 famous vocational experts and instructors who are members and it will provide six national standard exam-oriented vocational training courses. To date, over 5,000 students have received vocational training related services. The Company plans to establish over 20 training branches in 2008.

In addition, its “Millions of College Students Employment Crossroads” program is designed to resolve the high jobless rate for China’s current graduates. The Company has established a database that currently includes 23,000 graduates and 10,000 corporate profiles, and provides graduates access to employment training services, which should continue to fuel its fast growing vocational business.

“We have experienced robust growth in 2007 compared to 2006 due to strong demand for our online education resources and fast expansion of our on-site tutoring business and vocational education business through a series of strategic collaborations,” said Mr. Yu. “We remain optimistic about our outlook for 2008 because our core online business continues to grow steadily and we expect our vocational education business to continue to gain momentum. We plan to establish over 20 vocational training branches in 2008 and we also have plans to enter the language training business this year.”

Conference Call

The Company will host a conference call to discuss its fourth quarter 2007 results at 9:00 a.m. Eastern Time on Wednesday, April 2, 2008. The management team will be on the call to discuss quarterly results and highlights and to answer questions. The toll-free number for U.S. participants is 888-481-7939. International participants can dial 617-847-8707. Passcode 532 671 22.

The conference call will also be webcast live over the Internet and can be accessed by all interested parties by using the following link: http://phx.corporate-ir.net/playerlink.zhtml?c=178111&s=wm&e=1796168. To listen to the call, please visit this link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live webcast, it will be archived using the same link for 90 days.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting on Wednesday, April 2 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010, international callers should dial 617-801-6888, and enter the passcode 76795906.

Use of Non-GAAP Financial Measures

GAAP results for the three months and the year ended December 31, 2007 and the year ended December 31, 2006 include non-cash financing costs associated with private placement financings of convertible notes and warrants conducted in May 2007 and September 2006, as well as non-cash liquidation damages paid to investors of the May 2007 private placement financing due to the Company’s inability to meet certain conditions of the purchase agreement. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Education Alliance, Inc.

The Company is an educational resource company offering high-quality educational programs and training through both online networks and an on-site training center. The Company’s products include online test preparation materials, researchers’ materials, study guides, and audio recordings, vocational training services and vocational certifications. The Company conducts educational services through three main channels: a large educational online portal, educational software and media, and education and vocational training centers. The Company is currently selling educational products and services to families, provincial education officials, administrators, schools and teachers in China.

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company’s products, changes to government regulations, risk associated with operation of the Company’s new facilities, risk associated with large scale implementation of the company’s business plan, the ability to attract new customers, ability to increase its product’s applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

--Financial tables below—

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations
For

	Three months ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues
Online education revenues	$3,665,504	$2,184,445	$13,623,707	$6,620,519
Training center revenues	1,133,529	341,249	3,699,827	1,703,954
Total revenue	4,799,033	2,525,694	17,323,534	8,324,473

Cost of Goods Sold
Online education costs	537,994	530,672	2,393,945	1,766,442
Training center costs	299,050	141,821	1,147,364	797,448
Total cost of goods sold	837,044	672,493	3,541,309	2,563,890

Gross Profit
Online education gross profit	3,127,510	1,653,773	11,229,762	4,854,077
Training center gross profit	834,479	199,428	2,552,463	906,506
Total gross profit	3,961,989	1,853,202	13,782,225	5,760,583

Operating Expenses
Selling expenses	1,785,213	939,233	5,198,011	1,404,319
Administrative	912,191	1,332,839	1,825,264	1,516,865
Depreciation and amortization	143,342	34,361	484,643	123,610
Total operating expenses	2,840,746	2,306,433	7,507,918	3,044,794

Other Income (Expense)
Other Income	561,387	-	860,037	-
Interest income	20,592	2,481	54,931	12,530
Interest expense	(3,060,924)	(147,355)	(3,603,097)	(147,355)
Total other income (expense)	(2,478,945)	(144,874)	(2,688,129)	(134,825)

Net Income Before Provision for Income Tax	(1,357,702)	(598,105)	3,586,178	2,580,964

Provision for Income Taxes
Current	86,057	-	481,271	-
Deferred	-	-	-	-
	86,057	-	481,271	-

Net Income Before Minority Interest	(1,443,759)	(598,105)	3,104,907	2,580,964

Minority Interest in loss of Subsidiary	-	-	-	43,696

Net Income	$(1,443,759)	$(598,105)	$3,104,907	$2,624,660

Basic Earnings Per Share	$(0.07)	$(0.03)	$0.16	$0.14

Basic Weighted Average Shares Outstanding	19,345,543	19,311,667	19,325,872	19,307,119

Diluted Earnings Per Share	$(0.06)	$(0.03)	$0.14	$0.14

Diluted Weighted Average Shares Outstanding	25,642,543	19,311,667	22,549,837	19,307,119

The Components of Other Comprehensive Income
Net Income	$(1,443,759)	$(554,409)	$3,104,907	$2,624,660
Foreign currency translation adjustment	(917,012)	219,456	965,708	258,766

Comprehensive Income	$(2,360,771)	$(334,953)	$4,070,615	$2,883,426

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2006 and December 31, 2007

ASSETS
	2006	2007
Current Assets
Cash and cash equivalents	$1,838,339	$11,778,954
Other receivables	54,723	-
Advance to related parties		108,536
Prepaid expenses	1,321,448	1,612,779
Total current assets	3,214,510	13,500,269

Property and equipment, net	5,329,798	6,186,824

Franchise rights	689,642	579,864
Goodwill	43,696	43,696

	$9,277,646	$20,310,653

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$211,149	$423,109
Deferred revenues	309,366	1,245,507
Loan from shareholder	135,944
Notes payable	1,448,437
Total current liabilities	2,104,896	1,668,616

Minority interest	-	-

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, 9,397,645 issued and outstanding, aggregate liquidation preference of $3,383,152)		3,677,944
Common stock ($0.001 par value, 150,000,000 shares authorized, 19,409,830 issued and outstanding)	57,935	19,410
Additional paid-in capital	2,618,857	6,378,110
Accumulated other comprehensive income	277,833	1,243,541
Retained earnings	4,218,125	7,323,032
Total stockholders' equity before related parties offset	7,172,750	18,642,037
Advances to related parties
Total stockholders' equity net of advances to related parties	7,172,750	18,642,037

	$9,277,646	$20,310,653

China Education Alliance, Inc. and Subsidiaries
Audited Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Cash flows from operating activities
Net Income	$3,104,907	$2,624,660
Adjustments to reconcile net cash provided by
operating activities
Depreciation and amortization	975,470	334,974
Amortization of loan discount - warrants attached to loans	1,969,163	122,345
Beneficial conversion feature	1,512,400
Warrants issued for services	264,401
Preferred stock issued for liquidation damages	277,944
Minority interest in loss of subsidiary	-	(43,696)
Stock issued for services	15,900	7,000
Interest on convertible note accounted for as capital contribution	40,427
Net change in assets and liabilities
Other receivables	54,723	(46,460)
Prepaid expenses and other	(291,331)	(1,252,749)
Advances from related parties	(244,480)	-
Accounts payable and accrued liabilities	211,960	103,616
Deferred revenue	936,141	12,241
Net cash provided by operating activities	8,827,625	1,861,931

Cash flows from investing activities
Purchases of fixed assets	(1,722,718)	(1,738,159)
Acquisition of franchise rights	-	(689,642)
Net cash (used in) investing activities	(1,722,718)	(2,427,801)

Cash flows from financing activities
Payments on loans	(1,530,000)	-
Proceeds from loans	3,400,000	1,530,000
Advances from (payments to) related parties	-	17,999
Net cash provided by financing activities	1,870,000	1,547,999

Effect of exchange rate	965,708	258,766

Net increase in cash	9,940,615	1,240,895

Cash and cash equivalents at beginning of year	1,838,339	597,444

Cash and cash equivalents at end of year	$11,778,954	$1,838,339

Supplemental disclosure of cash flow information
Interest paid	$297,838	$25,010
Taxes paid	$408,749	$-
Value of warrants issued for services	$15,485	$-

Value of preferred stock issued for liquidation damages	$277,944	$-

Non-cash investing and financing activities
Conversion of notes payable to preferred stock	$3,400,000	$-
Cashless exercise of warrants	$88	$-

China Education Alliance, Inc. and Subsidiaries

Reconciliation of Non-GAAP Net Income and Diluted EPS

	Years Ended December 31,
	2007		2006
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted amount	$6,904,841	$0.31	$2,746,985	$0.14
Adjustments
Amortization of loan discount - warrants attached to loans (1)	1,969,163	0.09	122,325	$0.00
Beneficial conversion feature (2)	1,512,400	0.07	-	-
Preferred stock issued for liquidation damages (3)	277,944	0.01	-	-
Interest on convertible note accounted for as capital contribution (4)	40,427	0.00	-	-
Amount per consolidated statement of operations	$3,104,907	$0.14	$2,624,660	$0.14

(1) Associated with the May 2007 and September 2006 private placement financings
(2) Amortization of the beneficial conversation feature of the notes issued in the May 2007 private placement financing
(3) Granted to investors of the May 2007 private placement financing due to the Company's inability to meet certain conditions of the securities purchase agreement
(4) Related to the May 2007 private placement financing

	Quarter Ended December 31,
	2007		2006
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted amount	$1,935,536	$0.08	($554,140)	($0.02)
Adjustments
Amortization of loan discount - warrants attached to loans (1)	1,548,524	0.06	-	-
Beneficial conversion feature (2)	1,512,400	0.06	-	-
Preferred stock issued for liquidation damages (3)	277,944	0.01	-	-
Interest on convertible note accounted for as capital contribution (4)	40,427	0.00	-	-
Amount per consolidated statement of operations	($1,443,759)	($0.06)	($554,140)	($0.02)

(1) Associated with the May 2007 and September 2006 private placement financings
(2) Amortization of the beneficial conversation feature of the notes issued in the May 2007 private placement financing
(3) Granted to investors of the May 2007 private placement financing due to the Company's inability to meet certain conditions of the securities purchase agreement
(4) Related to the May 2007 private placement financing

###

For more information, please contact:

Company Contact:
Mr. Xiqun Yu
Chairman and CEO
China Education Alliance, Inc.
Tel: +86-451-8233-5794
Email: yxq@edu-chn.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Elite Investor Relations
Tel: +1-646-213-1915 (NY Office)
Email: crocker.coulson@ccgir.com